Exhibit (g)(4)

AMENDMENT DATED FEBRUARY 6, 2006 TO

“MUTUAL FUND CUSTODY AGREEMENT” BY AND BETWEEN

MORGAN STANLEY INSTITUTIONAL FUND TRUST (FORMERLY, MAS FUNDS)

AND JPMORGAN CHASE GLOBAL FUNDS SERVICES CO. (FORMERLY, UNITED STATES

TRUST COMPANY OF NEW YORK) DATED JULY 22, 1994

Pursuant to Section 28 (“Amendments”) of the above-referenced Agreement, Attachment A is hereby amended and restated as follows to reflect all current portfolios of Morgan Stanley Institutional Fund Trust subject to the above-referenced Agreement:

ATTACHMENT A

Portfolios Covered by this Agreement

1.	Advisory Foreign Fixed Income

2.	Advisory Foreign Fixed Income II

3.	Advisory Mortgage

4.	Balanced

5.	Core Fixed Income

6.	Core Plus Fixed Income

7.	Equities Plus

8.	Equity

9.	High Yield

10.	Intermediate Duration

11.	International Fixed Income

12.	Investment Grade Credit Advisory Portfolio

13.	Investment Grade Fixed Income

14.	Limited Duration

15.	Mid Cap Growth

16.	Mortgage Advisory Portfolio

17.	Municipal

18.	U.S. Small Cap Value

19.	U.S. Mid Cap Value

20.	Value

In all other respects, the Custody Agreement is confirmed and shall continue to be effective.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officer thereunto duly authorized as of this 6th day of February, 2006. This Amendment will be effective as of February 6, 2006.

JPMORGAN CHASE GLOBAL FUNDS SERVICES CO.	MORGAN STANLEY INSTITUTIONAL FUND TRUST

By:	By:
Title:	Title: